Exhibit 23

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118369 and, 333-98331) of our report dated June 14, 2004 relating to the consolidated financial statements of Terremark Worldwide, Inc., which appears in Terremark Worldwide, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2004.

/s/ PricewaterhouseCoopers LLP

Miami, Florida
March 1, 2005